Exhibit 99.1

NEWS RELEASE

Contact:   Brittany M. Zolko

    (717) 692-7187

    brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bank to open Simpson Ferry Road branch June 29

HARRISBURG, Pa. (June 19, 2015) – Mid Penn Bank is announcing the opening of its Simpson Ferry Road branch on June 29, 2015, at 5288 Simpson Ferry Road in Lower Allen Township, Mechanicsburg.

To celebrate the opening, a ribbon-cutting ceremony will be held at 8:30 a.m. followed by a reception inside the branch. The West Shore Chamber of Commerce, local officials, bank leadership and others will be in attendance.

This will be Mid Penn’s second branch in Mechanicsburg, extending the bank’s footprint to include 20 branches in Central Pennsylvania. It marks the bank’s second branch opening this year, following the February opening of its Elizabethtown branch in Lancaster County. Mid Penn also acquired four branches in Schuylkill and Luzerne Counties in March, which are operated as Miners Bank, a Division of Mid Penn Bank.

“We are excited for the opportunity to grow in the Mechanicsburg community while also expanding our presence in Cumberland County,” said Mid Penn Bank President and CEO Rory G. Ritrievi. “Our new Simpson Ferry location will be a conveniently located, full-service banking center staffed by a team of knowledgeable experts. We look forward to meeting more of the residents, businesses and nonprofits that make Mechanicsburg a great place to live and work.”

Branch Manager Kathleen Kane and a team of three employees are ready to serve both personal and business banking customers at the new branch. Lobby and drive-thru hours will be:

Monday – Friday: 8:30 a.m. – 5:00 p.m.

Saturday: 8:30 a.m. – 12:00 p.m.

Mid Penn also offers online, mobile and telephone banking services to provide customers with 24/7 account access.

About Mid Penn Bank

Mid Penn Bank, subsidiary of Mid Penn Bancorp, Inc. (MPB), has 19 retail locations in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill Counties. Headquartered in Millersburg, Pa., Mid Penn offers a comprehensive portfolio of products and services to meet the personal and business banking needs of the community. To learn more, visit midpennbank.com or facebook.com/midpennbank.

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